WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Warrant Agreement”), dated as of June 12, 2014, is by and among Glori Energy Inc. (f/k/a Glori Acquisition Corp.), a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”). Reference is hereby made to that certain Warrant Agreement dated July 19, 2012 between the Company and the Warrant Agent (as amended by Amendment No. 1 to Warrant Agreement dated April 14, 2014, the “Existing Warrant Agreement”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, on January 8, 2014, the Company executed and delivered Promissory Notes (the “Sponsor Notes”), each in the principal amount of $250,000, to Infinity–C.S.V.C. Management Ltd. (“Infinity Sponsor”) and HH Energy Group, LP (“Hicks Sponsor” and together with Infinity Sponsor, the “Sponsors”); and

WHEREAS, on April [11], 2014, each of the Sponsors executed and delivered a Notice of Exercise of Optional Conversion to the Company, pursuant to which, in accordance with the terms of the Sponsor Notes, each Sponsor exercised its right to convert the principal balance of its Sponsor Note into 500,000 warrants of the Company (the “New Warrants”), each such New Warrant to have the same terms and conditions as an Insider Warrant (as defined in the Sponsor Notes); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the New Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the New Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the New Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the New Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.           Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the New Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Warrant Agreement.

2.           Warrants.

2.1             Form of Warrant. Each New Warrant shall be issued in registered form only and shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any New Warrant shall have ceased to serve in the capacity in which such person signed the New Warrant before such New Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

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2.2          Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Warrant Agreement, a New Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3          Registration.

2.3.1            Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the New Warrants. Upon the initial issuance of the New Warrants, the Warrant Agent shall issue and register the New Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2            Registered Holder. Prior to due presentment for registration of transfer of any New Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such New Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such New Warrant and of each New Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate (as defined below) made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4         Warrant Attributes.

2.4.1            So long as they are held by the Sponsors or any of their Permitted Transferees (as defined below) the New Warrants: (i) may be exercised for cash or on a cashless basis, pursuant to subsection 3.3.1(c) hereof, and (ii) shall not be redeemable by the Company. For purposes of this Warrant Agreement, the term “Permitted Transferees” means anyone that is transferred New Warrants in the following transactions:

(a) as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization,

(b) to the Company’s or Sponsors’ officers, directors, stockholders, partners or members or any affiliates or family members of any of the Company’s or Sponsor’s officers or directors,

(c) by virtue of the laws of descent and distribution upon death of such person,

(d) pursuant to a qualified domestic relations order, or

(e) by virtue of the laws of the jurisdiction of incorporation of a Sponsor upon dissolution of such Sponsor.

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2.4.2            Mandatory Right of Conversion. During the period commencing on the date hereof and ending on June 14, 2014, the Company shall have the right (the “Mandatory Right”) to request mandatory conversion of each New Warrant for 0.10 shares of Common Stock. In order to effectuate the conversion upon the Company’s exercise of the Mandatory Right, each holder of a New Warrant shall deliver his, her or its original New Warrant to the Warrant Agent against delivery of a stock certificate for that number of shares of Common Stock equal to 0.10 shares for each New Warrant. The Company agrees that the registration rights granted with respect to the New Warrants shall continue with respect to the shares of Common Stock issued in connection with the Mandatory Right.

3.          Terms and Exercise of Warrants.

3.1            Warrant Price. Each New Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such New Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), stated therein, at the price of $10.00 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Warrant Agreement shall mean the price per share at which shares of Common Stock may be purchased at the time a New Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days (as defined below), provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the New Warrants and, provided further that any such reduction shall be identical among all of the New Warrants. For purposes of this Warrant Agreement, a “Business Day” means each day other than a Saturday, Sunday, federal holiday or other day on which banks in New York City are generally not open for normal business.

3.2            Duration of Warrants. A New Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date hereof, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) April 14, 2019 or (y) the liquidation of the Company (the “Expiration Date”); provided, however, that the exercise of any New Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement. Each New Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the New Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the New Warrants and, provided further that any such extension shall be identical in duration among all the New Warrants.

3.3         Exercise of Warrants.

3.3.1            Payment. Subject to the provisions of the New Warrants and this Warrant Agreement, a New Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the New Warrant, duly executed, and by paying in full the Warrant Price for each share of Common Stock as to which the New Warrant is exercised and any and all applicable taxes due in connection with the exercise of the New Warrant, the exchange of the New Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:

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(a) by wire transfer of immediately available funds, in good certified check or good bank draft payable to the order of the Warrant Agent;

(b) [reserved];

(c) with respect to the exercise of any New Warrant on a “cashless basis”, so long as such New Warrant is held by the Sponsors or their Permitted Transferees, by surrendering the New Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the New Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value”, as defined in this subsection 3.3.1(c), by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Fair Market Value” shall mean the average last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the New Warrant is sent to the Warrant Agent;

(d) as provided in Section 7.4 hereof;

(e) during the thirty (30) day period commencing on May 15, 2014, by surrendering the New Warrants for that number of shares of Common Stock equal to one (1) share of Common Stock for every ten (10) New Warrants so surrendered.

3.3.2      Issuance of Common Stock on Exercise. As soon as practicable after the exercise of any New Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such New Warrant a certificate or certificates for the number of shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such New Warrant shall not have been exercised in full, a new countersigned New Warrant for the number of shares as to which such New Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a New Warrant and shall have no obligation to settle such New Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the New Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4. No New Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a New Warrant unless the shares of Common Stock issuable upon such New Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the Registered Holder of the New Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a New Warrant, the holder of such New Warrant shall not be entitled to exercise such New Warrant and such New Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle a New Warrant exercise.

3.3.3 Valid Issuance. All shares of Common Stock issued upon the proper exercise of a New Warrant in conformity with this Warrant Agreement shall be validly issued, fully paid and nonassessable.

3.3.4 Date of Issuance. Each person in whose name any certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the New Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the share transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books are open.

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3.3.5 Maximum Percentage. A holder of a New Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a New Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s New Warrant, and such holder shall not have the right to exercise such New Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the New Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the New Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the New Warrant, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, current report of the Company on Form 8-K or other public filing with the Securities and Exchange Commission (the “Commission”) as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or Continental Stock Transfer & Trust Company, as transfer agent for the Company (the “Transfer Agent”), setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the New Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a New Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

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4. Adjustments.

4.1 Share Dividends.

4.1.1            Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a share dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each New Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of the shares of Common Stock entitling such holders to purchase shares of Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a share dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the shares of Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.1.2             Extraordinary Dividends. If the Company, at any time while the New Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the shares of Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the New Warrants are convertible), other than (a) as described in subsection 4.1.1 above, or (b) Ordinary Cash Dividends (as defined below), (any such non- excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s board of directors (the “Board”), in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share of Common Stock basis, with the per share amounts of all other cash dividends and cash distributions paid on the shares of Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each New Warrant) does not exceed $0.40.

4.2            Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of the Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each New Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3            Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the New Warrants is adjusted, as provided in subsection 4.1.1 or 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the New Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

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4.4            Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 4.1 or 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the New Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the New Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the New Warrant holder would have received if such New Warrant holder had exercised his, her or its New Warrant(s) immediately prior to such event; and if any reclassification also results in a change in Common Stock covered by Section 4.1.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.5            Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a New Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a New Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a New Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6            No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of New Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any New Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number, the number of shares of Common Stock to be issued to such holder.

4.7            Form of Warrant. The form of New Warrant need not be changed because of any adjustment pursuant to this Section 4, and New Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the New Warrants initially issued pursuant to this Warrant Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of New Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any New Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding New Warrant or otherwise, may be in the form as so changed.

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4.8            Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the New Warrants in order to (i) avoid an adverse impact on the New Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the New Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the New Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5. Transfer and Exchange of Warrants.

5.1            Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding New Warrant upon the Warrant Register, upon surrender of such New Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new New Warrant representing an equal aggregate number of New Warrants shall be issued and the old New Warrant shall be cancelled by the Warrant Agent. The New Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2            Procedure for Surrender of Warrants. New Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new New Warrants as requested by the Registered Holder of the New Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a New Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such New Warrant and issue new New Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new New Warrants must also bear a restrictive legend.

5.3            Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate for a fraction of a warrant.

5.4            Service Charges. No service charge shall be made for any exchange or registration of transfer of New Warrants.

5.5            Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Warrant Agreement, the New Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with New Warrants duly executed on behalf of the Company for such purpose.

6.            Limited Redemption Rights.

Pursuant to the terms of the Existing Warrant Agreement, the Company has the ability, in certain circumstances, to redeem all, but not less than all, of the outstanding Public Warrants (as defined in the Existing Warrant Agreement) on the terms, and subject to the conditions, set forth in the Existing Warrant Agreement (the “Redemption Right”). The Company agrees that the Redemption Right shall not apply to New Warrants if at the time of the exercise of the Redemption Right such New Warrants continue to be held by the Sponsors, partners or affiliates of the Sponsors or their Permitted Transferees. However, once such New Warrants are transferred (other than to a Sponsor’s partners or affiliates or Permitted Transferees under subsection 2.4.1), such transferred New Warrants shall be treated, for purposes of the Redemption Right, as if such New Warrants are Public Warrants, and the Company shall be entitled to redeem such New Warrants (provided that the criteria for redemption set forth in the Existing Warrant Agreement are met, including the opportunity of the holder of such New Warrants to exercise such New Warrants prior to redemption) along with the Public Warrants in accordance with the terms, and subject to the conditions, set forth in the Existing Warrant Agreement.

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7. Other Provisions Relating to Rights of Holders of Warrants.

7.1            No Rights as Shareholder. A New Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

7.2            Lost, Stolen, Mutilated, or Destroyed Warrants. If any New Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new New Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new New Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed New Warrant shall be at any time enforceable by anyone.

7.3            Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding New Warrants issued pursuant to this Warrant Agreement.

7.4            Registration of Common Stock. The Company agrees that as soon as practicable, but in no event later than June 20, 2014, it shall use its best efforts to file with the Commission a new registration statement, for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the New Warrants, and it shall use its best efforts to take such action as is necessary to register or qualify for sale, in those states in which the New Warrants were initially offered by the Company, the shares of Common Stock issuable upon exercise of the New Warrants, to the extent an exemption is not available. The Company shall use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the New Warrants in accordance with the provisions of this Warrant Agreement. If any such registration statement has not been declared effective by July 28, 2014, holders of the New Warrants shall have the right (in addition to the rights of the Sponsors and their Permitted Transferees under Section 3.3.1(c)), during the period beginning on July 29, 2014, and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the New Warrants, to exercise such New Warrants on a “cashless basis,” by exchanging the New Warrants (in accordance with Section 3(a)(9) of the Act or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (as defined below) by (y) the Fair Market Value. Solely for purposes of this Section 7.4, “Fair Market Value” shall mean the volume weighted average price of the shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such New Warrants or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. The Company shall provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the New Warrants on a cashless basis in accordance with this Section 7.4 is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company and, accordingly, shall not be required to bear a restrictive legend. For the avoidance of any doubt, unless and until all of the New Warrants have been exercised on a cashless basis, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this Section 7.4. In addition, the Company agrees to use its best efforts to register the shares of Common Stock issuable upon exercise of a New Warrant under the blue sky laws of the states of residence of the exercising New Warrant holder to the extent an exemption is not available.

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8. Concerning the Warrant Agent and Other Matters.

8.1          Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the New Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the New Warrants or such shares.

8.2          Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1            Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a New Warrant (who shall, with such notice, submit his New Warrant for inspection by the Company), then the holder of any New Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

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8.2.2            Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Stock not later than the effective date of any such appointment.

8.2.3            Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Warrant Agreement without any further act.

8.3          Fees and Expenses of Warrant Agent.

8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Warrant Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2   Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.

8.4           Liability of Warrant Agent.

8.4.1            Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Warrant Agreement.

8.4.2            Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Warrant Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

8.4.3            Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Warrant Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any New Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Common Stock to be issued pursuant to this Warrant Agreement or any New Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and nonassessable.

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8.5            Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to New Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Common Stock through the exercise of the New Warrants.

8.6            Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of July 19, 2012, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9.           Miscellaneous Provisions.

9.1            Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2            Notices. All notices, statements or other documents which are required or contemplated by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any New Warrant to or on the Company shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party and (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party.  Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

Addresses for notice:

Glori Energy Inc.

4315 South Drive

Houston, TX 77053

Attn: Stuart M. Page

Facsimile: (713) 237-8585

Email: spage@glorienergy.com

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attention: Compliance Department

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with a copy in each case (which shall not constitute service) to:

Norton Rose Fulbright

1301 McKinney, Suite 5100

Houston, TX 77010-3095

Attn: Charles Powell

Facsimile: (713) 651-5246

Email: charles.powell@nortonrosefulbright.com

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, NY 10105

Attn: Stuart Neuhauser

Facsimile: (202) 370-1300

Email: sneuhauser@egsllp.com

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, TX 75201

Attn: Robert W. Dockery

Facsimile: (214) 969-4343

Email: rdockery@akingump.com

9.3            Applicable Law. The validity, interpretation, and performance of this Warrant Agreement and of the New Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

9.4            Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the New Warrants, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5            Examination of the Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any New Warrant. The Warrant Agent may require any such holder to submit his New Warrant for inspection by it.

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9.6            Counterparts. This Warrant Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7            Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

9.8             Amendments. This Warrant Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of the Registered Holders of a majority of the then outstanding New Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

9.9            Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit A — Form of Warrant Certificate

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 IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be duly executed as of the date first above written.

GLORI ENERGY INC.

By:	/s/
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/
Name:
Title:

Signature page to Warrant Agreement

EXHIBIT A

[Form of Warrant Certificate]

[FACE]

Number W

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW.

Incorporated Under the Laws of the State of Delaware

CUSIP [_______]

Warrant Certificate

This certifies that, for value received: ___________ or registered assigns, is the registered holder of warrants (the “Warrants”) to purchase shares of common stock, $0.0001 par value per share (the “Common Shares”), of Glori Energy Inc., a Delaware corporation (the “Corporation”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Corporation that number of fully paid and nonassessable Common Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” if permitted by the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price, if applicable, at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each Warrant is initially exercisable for one fully paid and non-assessable Common Share. The number of Common Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per Common Share for any Warrant is equal to $10.00 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

By:
Name:
Title: President and Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name: [●]
Title: [●]

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Common Shares and are issued or to be issued pursuant to a Warrant Agreement dated as of June __, 2014 (the “Warrant Agreement”), duly executed and delivered by the Corporation to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Corporation and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Corporation. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” if permitted by the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised. No adjustment shall be made for any dividends on any of the Common Shares issuable upon exercise of this Warrant (other than certain extraordinary dividends).

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise: (i) a registration statement covering the Common Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Common Shares is current, except through “cashless exercise” if permitted by the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a Common Share, the Corporation shall, upon exercise, round up to the nearest whole number of Common Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Corporation and the Warrant Agent may deem and treat the Registered Holder(s) thereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Corporation nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Corporation.

The Corporation may call the Warrant under certain circumstances as set forth in the Warrant Agreement.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned Registered Holder hereby irrevocably elects to exercise ______ Warrants represented by this Warrant Certificate, and to purchase shares of Common Stock issuable in the name of:______________________, and be delivered to:______________________________________________ and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below: _________________________________________________

Date: [●], 20	(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO EXCHANGE ACT RULE 17Ad-15).

Assignment

(To Be Executed by the Registered Holder in Order to Assign Warrants)

For value received, _________________ hereby sell(s), assign(s) and transfer(s) unto _____________________ and be delivered to ____________________________________________________ of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitute and appoint _____________________________________________________________________________________ Attorney to transfer this Warrant Certificate on the books of the Corporation, with full power of substation in the premises.

Date: [●], 20	(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO EXCHANGE ACT RULE 17Ad-15).

LEGEND

“THE SECURITIES REPRESENTED HEREBY ARE NEW WARRANTS AS DEFINED IN THAT WARRANT AGREEMENT, DATED AS OF JUNE __, 2014, BETWEEN THE ISSUER AND CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AND GRANTED CERTAIN RIGHTS PURSUANT TO SECTION 2.5.1 THEREOF. THE SECRETARY OF THE COMPANY WILL, UPON WRITTEN REQUEST, FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE”